FORM OF DOCUMENT

August 19, 2015

            , 2015

Capitol Series Trust

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46208

Allianz Funds Multi-Strategy Trust

1633 Broadway

New York, NY 10019

RE:	Reorganization - Fuller & Thaler Behavioral Series Trust and Allianz Large Cap Fund

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.5 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of             , 2015, by and among Capitol Series Trust, an Ohio business trust (the “Capitol Trust”), on behalf of Fuller & Thaler Behavioral Advantage Fund (the “Acquiring Fund”), and Allianz Funds Multi-Strategy Trust, a Massachusetts business trust (the “Allianz Trust”), on behalf of Allianz GI Behavioral Advantage Large Cap Fund (the “Selling”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

The transaction described in the Agreement contemplates (i) the transfer and delivery by the Allianz Trust, on behalf of the Selling Fund, of all of the Assets of the Selling Fund to the Acquiring Fund in exchange solely for (a) the assumption by the Capitol Trust, on behalf of the Acquiring Fund, of the Liabilities of the Selling Fund and (b) the issuance and delivery by the Capital Trust, on behalf of the Acquiring Fund, to the Selling Fund shares of beneficial interest of each class of the Acquiring Trust (each an “Acquiring Class”) and (ii) the subsequent distribution, in accordance with paragraph 1.4 of the Agreement, of each Acquiring Class (in the aggregate, the “Acquiring Fund Shares”) to the Selling Fund Shareholders in exchange for their corresponding shares of beneficial interest of each class of the Selling Fund in complete redemption of the shares of beneficial interest of the Selling Fund (the “Selling Fund Shares”) and the liquidation of the Selling Fund.

The Agreement provides that, as part of the Reorganization, the holders of Class A shares, Class C shares and Class D shares of the Selling Fund will receive Class A shares of the Acquiring Fund, the holders of Class P shares of the Selling Fund will receive Select shares of the Acquiring Fund, and the holders of Institutional shares of the Selling Fund will receive Institutional shares of the Acquiring Fund. The characteristics of the Class A shares, Class C shares and the Class D shares of the Selling Fund are substantially similar to the Class A shares of the Acquiring Fund, the characteristics of the Class P shares of the Selling Fund are substantially similar to the Select shares of the Acquiring Fund and the Institutional Class shares of the Selling Fund are substantially similar to the Institutional Class shares of the Acquiring Fund.

FORM OF DOCUMENT

August 19, 2015

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Prospectus/Proxy Statement, dated             , 2015, and related documents (collectively, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Trust, on behalf of the Acquiring Fund, and the Acquired Trust, on behalf of the Acquired Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code (“Treasury Regulations”), and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, we are of the opinion that, for federal income tax purposes:

1.	The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and, the Acquiring Fund and the Selling Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets of the Selling Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Selling Fund.

3.	No gain or loss will be recognized by the Selling Fund upon the transfer of its Assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by

FORM OF DOCUMENT

August 19, 2015

the Acquiring Fund of the Liabilities of the Selling Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares by the Selling Fund to its Selling Fund Shareholders in complete liquidation except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) upon the transfer of an Asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

4.	No gain or loss will be recognized by the Selling Fund Shareholders upon the exchange of their Acquired Fund Shares solely for the Acquiring Fund Shares as part of the Reorganization.

5.	The aggregate tax basis of the Acquiring Fund Shares received by the Selling Fund Shareholders pursuant to the Reorganization will be the same will be the same as the aggregate tax basis of the Selling Fund Shares exchanged therefor, and the holding period of the Acquiring Fund Shares received by each Selling Fund Shareholder will include the period during which the Selling Fund Shares exchanged therefor were held by such shareholder (provided the Selling Fund Shares were held as capital assets on the date of the exchange).

6.	The tax basis of the Assets in the hands of the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Selling Fund immediately prior to the transfer of such Assets, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Selling Fund upon the transfer, and the holding period of each Asset in the hands of the Acquiring Fund, other than any Asset with respect to which gain or loss is required to be recognized in the Reorganization, will include the period during which the Asset was held by the Selling Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an Asset).

7.	The taxable year of the Selling Fund will not end as a result of the Reorganization.

This opinion is being delivered solely to you for your use in connection with the referenced Transaction, and may not be relied upon by any other person or used for any other purpose.

Very truly yours,

Bernstein Shur